Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Entergy New Orleans, Inc.'s Insured Quarterly First Mortgage Bonds, 5.60% Series due September 1, 2024 in the registration statement on Form S-3 (No. 333-113586) and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company appearing in the Form 8-K of Entergy New Orleans, Inc. dated August 17, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 18, 2004